EXHIBIT 5
December 4, 1998

Q.E.P. Co., Inc.
1081 Holland Drive
Boca Raton, FL 33487

         Re: Q.E.P. CO., INC. (THE "COMPANY") REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         You have requested our opinion in connection with the above-referenced Registration Statement (the "Registration Statement") for the registration for sale of an aggregate of 400,000 shares (the "Shares") of common stock, par value $.001 per share ("Common Stock"), of the Company, which may be issued to participants in the Company's Omnibus Stock Plan of 1996 (the "Plan").

         We have reviewed copies of the Certificate of Incorporation and Bylaws of the Company, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

         Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized, and, when the Shares are issued and fully paid for in accordance with the terms and conditions set forth in the Plan, such Shares will be, assuming no changes in the applicable law or pertinent facts, validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         HOLLAND & KNIGHT LLP